Exhibit 10.7

Supplier Service Level Agreement

1. INTRODUCTION

This Agreement outlines the Terms and Conditions under which the undersigned Targetek Co., Ltd with a business address at 11F. No. 216, Sec. 2, Nanjing E. Rd., Taipei 10489, Taiwan ("Supplier") acknowledges that it is supplying services to Welocalize, Inc., headquartered at 241 East 4th Street, Suite 207, Frederick, MD 21701, USA, and its subsidiaries and affiliated companies (collectively referred to as "Welocalize") for customers of Welocalize (each, a "Customer Company") or for Welocalize (collectively referred to as "the Services"), as a result of which in the course of supplying Services as an independent contractor of Welocalize, the Supplier may be given access to confidential information of a Customer Company or Welocalize.

The purpose of this Agreement is to provide a framework for the delivery of Services that meet the expectations of Welocalize and its Customer Companies and to provide the conditions which shall govern both Welocalize and the Supplier relations and the supply of Services.

This Agreement has an effective date of Oct. 20th, 2007 ("Effective Date"). This Agreement commences on the Effective Date for an initial period of one year and shall automatically renew on each anniversary of the Effective Date for successive one-year periods, unless either party gives the other party written notice of its intent not to renew, at least 90 days prior to the expiration of the then-current term.

In consideration of the mutual promises and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

2. STATEMENT OF WORK

2.1. Statement of Work Definition

Welocalize may engage the Supplier to perform Services as described in a Statement of Work ("SOW"). Failing this, no order shall be deemed to have been placed. A Statement of Work can be represented by a purchase order, a written message or a work assignment entry in the Welocalize work assignment system. Modifications in an SOW must always be in writing.

2.2. Order Acceptance

Welocalize shall not send work to the Supplier without its prior approval.

Any Order not refused in writing by the Supplier within 24 hours of receipt shall be deemed to have been accepted and the Supplier shall be bound to perform the Services in accordance with such Order.

If the Supplier does not accept the Order, all physical materials supplied by Welocalize shall be returned to Welocalize within 24 hours following the non-acceptance. Failing this, Welocalize reserves the right to claim damages and interest for any loss suffered.

2.3. Change of Scope

Welocalize may at any time modify or add to the scope of the Services agreed to between the parties upon written notice to the Supplier specifying the desired modifications or additions to the same degree of specificity as in the original specifications. The Supplier must confirm receipt of this information and agrees that modifications or additions which are not considered by both parties to be substantial will be performed by the Supplier at no additional cost. If there are substantial modifications, the Supplier will submit to Welocalize an estimate of the time and cost to effect such modification or addition ("Estimate") within 24 hours of notification by Welocalize.

The parties must agree to the Estimate in writing, prior to either party being bound to its terms. The performance of any modified or augmented Services by the Supplier shall be governed by the terms and conditions of this Agreement.

2.4. Project Cancellation

If the project is cancelled, Welocalize will promptly notify the Supplier. The Supplier may invoice Welocalize solely for the amount of work that has been approved and completed when the written cancellation was received. A written cancellation may reach the Supplier via post, overnight delivery service, fax or electronic mail.

3. DELIVERY

3.1. Delivery Expectations

Delivery shall take place in the way indicated in the Statement of Work.

Delivery at or before the date and time indicated in the Statement of Work is critical. In the event of any delay in delivery that is due to the Supplier's fault or negligence, Welocalize reserves the right to decline the work, to place the order with a third party and/or to claim compensation and interest for the damage suffered as set out in Schedule C.

The Supplier shall keep a full electronic and up-to-date backup copy of all project files for the duration of the project and thereafter until acceptance of the delivery by Welocalize.

When requested by Welocalize, the Supplier shall promptly deliver glossaries, translation memories or any other additional material produced in direct relation to the execution of the Statements of Work to Welocalize.

The Supplier is responsible for the cost of delivering work to Welocalize.

4. USE AND OWNERSHIP OF PROJECT-RELATED MATERIALS

The Supplier shall not make use of any information disclosed to, produced by or accessed by the Supplier in connection with this Agreement for any purpose other than to supply Services.

4.1. Reference Materials

Any material (texts, drawings, models, films, pictures, negatives, magnetic media, terminology or other glossaries, etc.) relating to the SOW shall remain the exclusive property of Welocalize or the Customer Company and shall be returned without delay on completion of the order, together with any software (discs and manuals) provided to the Supplier to carry out the work. The Supplier shall also totally erase any such software from its computer(s), and destroy any copy or copies of the same made by way of backup(s) or otherwise.

White the materials and software are in its possession, the Supplier will ensure that they are not damaged or lost. The Supplier will bear full responsibility in case of any damage or loss of materials or software and will hold Welocalize harmless against any claim resulting from such damage or loss.

4.2. Work Product Materials

Any materials produced by the Supplier in connection with Services ("Work Product") shall be considered "work made for hire" on behalf of Welocalize and, as such, shall be the sole property of Welocalize. The Supplier hereby assigns whatever right, title and interest the Supplier may have or claim to such Work Product property and all rights therein, including, but not limited to, any patent, copyright, right to create derivative works, trademarks, trade secret, mask works, or other intellectual property rights, to Welocalize or its designee. The Supplier waives any "moral rights" it may have in any such Work Product and hereby authorizes Welocalize and/or any person or entity obtaining rights directly or indirectly from Welocalize (to the extent of such rights) to make any desired changes to the Work Product or any part thereof, to combine or use the Work Product with any other goods, products, materials, services or software in any manner desired, and to withhold the Supplier's identity as an author in connection with any distribution or use of the Work Product in any manner thereof, either alone or in combination with other goods, products, materials, services or software. In the event Welocalize is unable, after reasonable effort, to secure the Supplier's signature on any letters patent, copyright or other analogous protection relating to Work Product, Supplier hereby irrevocably designates and appoints Welocalize and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by the Supplier.

4.3. Limited License

Welocalize may provide the Supplier with computer software and related documentation ("Licensed Programs") which are proprietary to Welocalize or to a Customer Company. If such Licensed Programs are so provided, the Supplier acknowledges that they are licensed to the Supplier on a royalty-free, revocable, non-transferable and non-exclusive basis for the sole purpose of facilitating the provision of Services by Welocalize under this Agreement, and the Licensed Programs may not be transferred, distributed, conveyed or disclosed in any manner, in whole or in part, to any third party. This limited license to the Licensed Programs shall expire upon the termination or expiration of this Agreement. Upon such termination or expiration, the Supplier shall return the Licensed Programs and any copies thereof, to Welocalize and certify to Welocalize that it has de-installed the Licensed Programs. The Supplier agrees to establish and maintain appropriate security measures and safeguards against the destruction, loss, or alteration, and the unauthorized access, use, or disclosure, of any Licensed Programs in its possession during the term of this Agreement. ALL LICENSED PROGRAMS PROVIDED TO THE PARTNER ARE PROVIDED ON AN 'AS IS' BASIS. WELOCALIZE MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH LICENSED PROGRAMS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. All rights in the Licensed Programs not expressly granted by this paragraph to the Supplier are hereby reserved by Welocalize or the applicable Customer Company.

5. FEES AND EXPENSES

5.1. Standard Fees

The standard fees to be applied for individual SOWs, as well as a description of what these fees cover, are specified in Schedule A and/or in the SOWs. The cost of the work as specified in the SOW shall not be amended without the written agreement of both parties. If the fee indicated in the SOW differs from the one indicated in Schedule A, the former takes precedence.

5.2. Invoicing Terms

All invoices submitted shall include all the legally required references of the Supplier, and in particular name, address, and bank account number (including IBAN, SWIFT, bank ID, bank address, sort code and/or routing number) and Tax Income Reference Number. The invoice should also include the invoice number, invoice date, purchase order number, project name, description, unit quantity, unit price, invoice total value, Welocalize name and address and the name of the Welocalize project manager.

Invoices will be submitted in the correct currency to the accounts payable address listed below:

ð Email: (This is the preferred method for faster processing)
In the United States:	In Europe:
accounts.payable@welocalize.com	AP@welocalize.com

ð Postal service:
In the United States:	In Europe:
Welocalize, Attn.: Accounts Payable 241 East 4th Street, Suite 207 Frederick, MD 21701 USA	Welocalize, Attn.: Accounts Payable Unit 5, Block 4B Blanchardstown Corporate Park Dublin 15 Ireland

Invoices shall not be paid until Welocalize has provided final acceptance of the quality criteria in writing. Final acceptance or rejection will be provided within 10 business days of final receipt of translated files.

Each invoice shall be submitted to Welocalize no later than 45 days from the date of final project/file delivery to Welocalize. Only for projects whose value is less than $50.00 or €37 shall the Invoicing period be extended to 90 days from project completion. Welocalize shall not accept invoices 90 days past completion of any project.

5.3. Payment Terms

All fees and expenses are to be paid to the Supplier, in the currency of the invoice, by check or wire transfer. Welocalize shall use all reasonable efforts to pay the Supplier at 45 days after receiving an invoice for the Services.

The Supplier is liable for the Supplier's own expenses, except as noted otherwise in each SOW. If such expenses are to be reimbursed per the SOW, the Supplier shall submit monthly expense reports to Welocalize for each open SOW detailing the expenses incurred for the project. Expense reporting must be completed and approved by Welocalize prior to payment.

Any amounts disputed in good faith may be deducted from the invoice. The disputed amount shall be notified in writing to the Supplier giving the reasons for withholding payment. Upon receipt of Welocalize's dispute notice, the Supplier and Welocalize will work together in good faith to resolve such disputes in a prompt and mutually acceptable manner. Welocalize agrees to pay any disputed amounts once the issues have been resolved.

6. WELOCALIZE DUTIES AND RESPONSIBILITIES

6.1. Training on Specialized Equipment or Tasks

Welocalize will provide suitable training both to ensure the safety of the Supplier's personnel and to safeguard Welocalize's and/or the Customer Company's systems or equipment. The Supplier will ensure that all Supplier personnel who work on Welocalize's and/or the Customer Company's systems or equipment are adequately qualified.

6.2. Project Information and Support

Welocalize shall use all reasonable efforts to:

•	Supply the Supplier with adequate information which allows the Supplier to provide final files that meet the required standards on time
•	Clearly specify deliverables, deadlines and quality expectations in the SOW
•	Provide all reasonable technical and linguistic support to the Supplier
•	Manage project queries adequately and in a timely manner
•	Provide all relevant quality feedback Indicating necessary corrective actions

6.3. Supplier Requests for Approvals and Information

Welocalize will respond promptly to any Supplier requests to provide direction, Information, approvals, authorizations or decisions that are reasonably necessary for the Supplier to perform the services.

7. WARRANTIES AND REMEDIES

7.1. Quality of Service and Remedies for Breaches

The Supplier represents and warrants that the Services and any deliverables will meet the quality criteria as set out in Schedule B and in any separate document accompanying the SOW or otherwise sent by Welocalize to the Supplier before or during the performance of the Services. In the absence of any explicit written description of quality criteria for the type of Services provided in the SOW, the Supplier undertakes and warrants that it shall:

•	Deliver an accurate translation for each of the files in the inventory with each being linguistically and stylistically appropriate for the target market
•	Maintain consistency of terminology throughout (including references to software and other related materials)
•	Follow all client-specific and project-specific instructions (including compliance to glossaries, style guides, previous translations, customer reviewer corrections, etc.)
•	Thoroughly review all the files so that grammar, spelling (including mandatory use of spell checkers) and punctuation are 100% correct

In addition, the Supplier represents and warrants that all Services and all deliverables will be:

•	Performed in a professional and workmanlike manner
•	Of a high grade, nature and quality
•	Free from known errors, bugs and mistakes
•	Compliant with the guidelines and specifications supplied by the customer company or by Welocalize on the customer company's behalf from time to time
•	Consistent with industry standards reasonably applicable to such services

If Welocalize considers, during the period of time described in Section 7.5 below, that a breach of the warranties set forth in this section has occurred and notifies the Supplier in writing stating the nature of the breach, then the Supplier shall use its best efforts to immediately correct any affected Services so that they comply with the warranty.

The Supplier shall reimburse and indemnify Welocalize for any losses or damages incurred by it as a result of any breach by the Supplier of this Agreement.

The penalties and refunds payable in the event of defective service are as defined in Schedule C to this Agreement and are supplemental to, and not in lieu of, all other remedies available to Welocalize by contract or law.

7.2. Acceptance and Inability to Perform

Acceptance of the Work by Welocalize may be subject to quality assessments performed as set out in Schedule B and Welocalize reserves the right to decline any Work which does not comply with the stated quality criteria. If Work is refused as not meeting the requisite standards, the Supplier agrees to correct it without additional cost or, if the delivery date does not permit, reimburse Welocalize for the additional expense of having the corrections completed elsewhere as set out in Schedule C.

If for any reason during the execution of the SOW Welocalize determines that the Supplier will be incapable of delivering the work within the required deadline and according to the agreed quality requirements, Welocalize shall have the right, in its sole discretion, to re-assign the work partly or entirely to another Supplier.

7.3. Third-Party Claims

The Supplier represents that it has no agreement with or obligations to others which would prevent it from performing the Services hereunder or that would require it to obtain the prior consent of any third party in order to perform the Services.

The Supplier warrants that all Services and all deliverables:

•
Do not and will not infringe upon, violate, or misappropriate any patent, copyright, trade secret, trademark, contract, or any other publicity right, privacy right, or proprietary right of any third party

•	Do not and will not incorporate or be derived from the intellectual property of any third party, without Welocalize's prior written consent
•	Will be provided to Welocalize free of all liens, security interests, or other encumbrances of any kind

If a third party takes action against Welocalize for any infringements of this nature, then the Supplier will, at its own expense, settle the claim or arrange to defend Welocalize in such proceedings, and, in such circumstances, the Supplier will pay all settlement costs, damages, and legal fees and expenses finally so awarded.

7.4. Exclusions

The Supplier is not responsible for any infringements to copyright, trade secret, trademark, contract, or any other publicity right, privacy right, or proprietary right of any third party where Welocalize has made amendments to original documents and similar works prepared by the Supplier without the express approval of the Supplier, or where Welocalize fails to use the most recent versions of such works that have been delivered by the Supplier and the infringement is caused by such amendments or failures to use.

7.5. Services Warranty Period

The Supplier agrees that it will correct or repair any deliverables or Services that do not conform to the specifications or acceptance criteria at no charge for the 12-month period following delivery to Welocalize of such deliverables or Services.

7.6. Force Majeure

Except in respect of payment liabilities, neither party will be liable for any failure or delay in its performance and/or provision of the Services under this Agreement due to reasons beyond either party's reasonable control, Including national emergency, acts of war, earthquake, flood, riot, embargo, sabotage, or governmental act, provided the affected party gives the other party prompt notice of the reasons for such cause.

7.7. No Malicious Code

All deliverables produced by the Supplier hereunder will be free of any and all time locks, viruses, trojans, worms, spyware, adware, other malware and malicious code, copy protect mechanisms, back doors, or features designed to (I) disable the deliverables or render them incapable of operation (whether after a certain time, after transfer to another machine, or otherwise), (II) permit access unauthorized by Welocalize or its customers to the deliverables or to any Welocalize or its customers' networks, systems, programs, or data, or (iii) enable Supplier to track Welocalize's or users' use of the deliverables without Welocalize's express consent.

8. SECURITY

8.1. Logical Access

Welocalize will provide the Supplier's employees and sub-contractors with necessary access to the software and systems in order that the Services may be delivered and maintained in accordance with the terms of this Agreement.

8.2. Compliance with Welocalize Security Policies

The Supplier will ensure that its employees are made aware of security policies and will also ensure ongoing compliance with these policy statements. Welocalize will provide the Supplier with up-to-date information on its security policies and will keep the Supplier informed about any changes to these policies.

8.3. Information and Data Security Measures

The Supplier will manage information and data security with reasonable efforts to restrict unauthorized access. The Supplier will make best endeavors to ensure that its employees and representatives are fully aware of the risks associated with Information and data security issues.

8.4. Disaster Recovery

The Supplier will ensure that information and data under its responsibility are properly backed up on a daily basis and also that arrangements are made for recovery processes to be installed to minimize any potential disruption to Welocalize's business. The Supplier is required to ensure that proper measures are in place to enable continuation of services in the event of unexpected disruptive events. These measures should include implementation and pre-testing of formal disaster recovery and business continuity planning within the Supplier's business.

8.5. Anti-Virus Software

The Supplier agrees that it shall utilize best-in-class grade anti-virus software to examine each deliverable to be provided by it hereunder and cleanse or otherwise prevent such deliverable from containing any code described in Section 7.7, and otherwise utilize all reasonable security measures to protect the integrity of the deliverables provided hereunder.

9. INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

If the Supplier has sub-contracted the entirety or parts of the Work Product, the Supplier is under obligation to ensure that all copyrights are transferred entirely to Welocalize.

Should Work Product or other deliverables hereunder become, or in either party's opinion be likely to become, the subject of a claim of Infringement, the Supplier:

•	Shall procure for Welocalize the right to continue to use the affected Work Product or deliverable
•	Shall replace the affected Work Product or deliverable with non-infringing functionally equivalent software or other materials, as applicable, or
•	Shall modify the affected Work Product or deliverable to make it non-infringing

If the foregoing remedies are not commercially feasible, the Supplier shall, at Welocalize's request, uninstall the infringing Work Product or deliverable (and any other Work Product or deliverable whose functionality is dependent on the infringing product or deliverable) and shall provide Welocalize with a refund of all fees paid for such affected Work Product or deliverable, prorated on a five-year straight line basis from the date of its acceptance.

10. CONFIDENTIALITY

10.1. Obligation Not to Use or Disclose

Both parties agree to keep confidential all information concerning the other party's business or its ideas, products, customers or services that could be considered to be "Confidential Information," as such term is defined herein.

The receiving party will not, during or subsequent to the term of this Agreement, use the Confidential Information for any purpose whatsoever other than the performance of the Services for the benefit of Welocalize, or disclose Confidential Information to any third party other than its employees or subcontractors who have a need to have access to and knowledge of the Confidential Information solely in connection with the performance of Services hereunder.

Prior to disclosure, the receiving party shall have entered into non-disclosure agreements with such employees and subcontractors having obligations of confidentiality as strict as those contained in this Section, to ensure against unauthorized use or disclosure of Confidential Information.

10.2. Definition of Confidential Information

"Confidential Information" shall be deemed to include any technology, proprietary information, technical data, trade secrets and/or know-how, Including, without limitation, research, product plans, products, services, customers, customer lists, pricing, revenue, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, methodologies, translation memory databases, software programs and source code including those licensed by Welocalize and made available to Supplier for the purpose of facilitating Supplier's performance of services for Welocalize's or its customers' benefit, identification names and passwords, documentation, proprietary

Information belonging to third-party Welocalize customers or licensors, and/or marketing, finances or other business information, disclosed by the disclosing party either directly or indirectly in writing, orally, electronically, or by drawings or inspection of parts or equipment, including but not limited to any Work Product delivered hereunder, and other such information which, by its nature, is normally understood to be confidential.

10.3. Exclusions

The obligations described in Section 10.1 shall not extend to the following:

•	Confidential Information which at the time of disclosure is in the public domain
•
Confidential Information which after generation or disclosure is published or otherwise becomes part of the public domain through no fault of the receiving party (but only after and to the extent that it is published or otherwise becomes part of the public domain)

•
Confidential Information which either party can show was in its possession at the time of generation or disclosure and was not acquired, directly or indirectly, from the other party or from a third party under an obligation of confidence

•
Confidential Information which was received after the time of generation or disclosure hereunder, from a third party who did not require that party to hold it in confidence and who did not acquire it, directly or indirectly, from the other party under an obligation of confidence; and

•	Confidential Information which the receiving party can show was developed independently without benefit of, or being based on, information generated hereunder or made available by the other party

10.4. Standard of Care

Each party shall exercise at least such care in protection of the Confidential Information of the other as they exercise in the protection of Confidential Information of their own, but in no event shall such party exercise less than reasonable care in doing so.

It is the Supplier's responsibility to notify Welocalize if and when an employee with access to their identification names and passwords leaves the company. Welocalize will reset the password upon notification.

10.5. Acts of Employees, et al.

Each party shall be responsible for the acts or failures to act of their respective employees, Including in Supplier's case, any ex-employee possessed of Identification names and passwords as contemplated by Section 10.4 above.

10.6. Return of Confidential Information

Upon the expiration or termination of this Agreement or upon the earlier demand of the other party, each party agrees to return to the other all of the documents, software source code, translation memory databases (TMs), discs, files, printed materials and other Confidential Information provided hereunder, and all copies thereof.

10.7. Right to Disclose; No License

Each party warrants to the other that it has the unqualified right to disclose to each other the Confidential Information disclosed hereunder. All such Confidential Information will remain the property of the disclosing party and the receiving party will not acquire any rights to that confidential information. In particular, this Agreement does not grant any right or license, express or implied, to use Confidential Information except as permitted by this Agreement, nor any right to license, express or implied, under any patent, nor any right to purchase, distribute or sell any product.

10.8. Client Contact

Except where expressly authorized by Welocalize, the Supplier shall not contact any client for whom it is performing work through Welocalize.

10.9. Separate Mutual Non-Disclosure Agreement

The Supplier understands and agrees that it will be asked to enter into a separate Non-Disclosure Agreement (NDA) document with Welocalize. The articles of that separate NDA will take precedence over this Confidentiality article, but only to the extent the former conflicts with the latter.

11. LEGAL COMPLIANCE & RESOLUTION OF DISPUTES

11.1. Governing Law

This Agreement shall be governed in accordance with the laws of the State of Maryland, United States of America, excluding principles of conflict of laws. Each party agrees and consents to venue and jurisdiction in connection with any action arising hereunder, or in connection herewith, solely within the state courts sitting in Frederick County or Montgomery County, Maryland or, if a federal action, the federal District Court for the District of Maryland, in each case at the option of Welocalize.

11.2. Export Control

Both the Supplier and Welocalize agree to comply fully with all relevant export laws and regulation of the country or countries where their offices are located.

11.3. Informal Resolution

In the event of dispute, the Parties will initially attempt to resolve any such disputes through informal negotiation and discussion. Formal proceedings should not be commenced until such informal negotiations and discussions are concluded without resolution.

11.4. Arbitration

Any dispute, difference or question relating to or arising between the parties concerning the construction, meaning, effect or implementation of this Agreement will be submitted to, and settled by arbitration by a single arbitrator chosen by the Washington, D.C., Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall apply Maryland law. Unless otherwise agreed by the parties, arbitration will take place in Baltimore, Maryland, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by regular mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

12. TERMINATION

12.1. Termination for Convenience

This Agreement may be terminated at any time by either party, upon receipt of 45 days prior written notice of termination by the non-terminating party, provided, however, that Supplier may not terminate the Agreement during the performance of an SOW. Upon notice of such termination, the Supplier shall advise Welocalize of the extent to which performance has been completed through such date, and collect and deliver to Welocalize whatever Work Product then exists in the manner requested by Welocalize.

12.2. Termination for Cause

If either party fails to perform its obligations under this Agreement, and does not, within 30 days of receiving written notice describing such failure, cure such failure, then this Agreement may be terminated forthwith.

12.3. Payment on Termination

Upon termination of a SOW or this Agreement by Welocalize, the Supplier shall be paid for any authorized work performed through the date of termination provided that in no case will the amount paid exceed the total amount payable under the particular SOW.

12.4. Obligations

The obligations set forth in Sections 2, 3, 4, 7, 10, 11 and 12.4 shall survive any expiration, regardless of whether or not the Supplier remains associated in any manner, either directly or indirectly with Welocalize, its agents and/or contractors.

13. GENERAL PROVISIONS

13.1. Notices and Confirmation

Notices and confirmations required under this Agreement are to be sent to the address and persons specified in this Agreement. Notices are to be sent in writing by email, registered post, fax, express courier service or be delivered personally.

13.2. Standard of Care

Each party will act in good faith in the performance of its respective duties and responsibilities and will not unreasonably delay or withhold the giving of consent or approval required for the other party under this Agreement. Each party will provide an acceptable standard of care in its dealings with the other party and its employees.

13.3. Assignment

The Supplier may not assign, transfer or subcontract this Agreement without the prior written consent of Welocalize, and any attempt to do so shall be void. In the event that consent for assignment is given, the terms of this Agreement will be binding upon Supplier's successor. This Agreement shall inure to the benefit of and may be enforced by the successors and permitted assigns of the parties.

13.4. Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto and supersedes and cancels any prior agreements or communications, whether oral or written, between the Parties hereto relating to the subject matter hereof.

13.5. Severability

The provisions of this Agreement shall be deemed severable, and the unenforceability of any one of the provisions shall not affect the enforceability of other provisions. In the event that a provision is found to be unenforceable, the parties or reviewing court shall substitute for that provision an enforceable provision that preserves as near as possible the original intent and position of the parties.

13.6. Changes to the Agreement

Any change made in the provisions of this Agreement and applicable to a specific undertaking, must be in writing and be approved by both parties before the work concerned is begun in order to be effective. SOWs entered into hereunder shall be deemed to incorporate therein the terms of this Agreement. In the event of any conflict between the terms of an SOW and this Agreement, the SOW will control.

13.7. Non-Solicitation

During the term of this Agreement and for twelve (12) months thereafter, the Supplier agrees that it will not directly or indirectly approach any Customer Company for whom it is providing Services with the intention of providing such Services, or similar services, directly to the Customer Company. All communication on projects and on the Services will be through the Welocalize project manager unless otherwise authorized by Welocalize in writing. The Supplier will promptly notify Welocalize if the Supplier is approached directly or indirectly by the Customer Company to perform the work for which it has been engaged by Welocalize to perform for Customer Company, or by a competitor of Welocalize to perform the work for which it has been engaged by Welocalize to perform for Customer Company.

13.8. Non-Exclusive Agreement

It is understood and agreed that this Agreement does not grant to the Supplier any exclusive rights to do business with Welocalize and also that Welocalize may contract with other partners for the procurement of similar services. Nothing in the Agreement prevents the Supplier from marketing, developing, using and performing similar services or products to other potential clients as long as this does not violate the Non-Disclosure Agreement between Welocalize and the Supplier.

13.9. Insurance

Throughout the term, the Supplier will procure and maintain at its own expense Commercial General Liability insurance, with policy limits for bodily injury and damage to property in amounts acceptable to Welocalize. The insurance Supplier maintains pursuant to this Section will be in a form and with insurers reasonably acceptable to Welocalize. Upon Welocalize's request the Supplier will provide to Welocalize certificates of insurance evidencing full compliance with the requirements of this Section.

13.10. Publicity

The Supplier agrees not to list any Customer Company or Welocalize as a customer in the Supplier documentation or websites. Without Welocalize's prior written approval, the Supplier will not directly or indirectly disclose to anyone the terms of this Agreement.

13.11. Independent Contractor

The Supplier is an independent contractor and shall not be deemed for any purpose to be an employee of Welocalize. The Supplier shall not be entitled to participate in any Welocalize employee benefits programs. Welocalize shall not be responsible to the Supplier for any payroll-related taxes related to the performance of the Services.

13.12. Authorization to Sign This Agreement

The Supplier certifies that it is duly authorized to sign this document. The Supplier certifies that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Supplier from complying with the provisions of this Agreement, and further certifies that Supplier will not enter into any such conflicting agreement or obligation during the Term of this Agreement.

Any conflict between the provisions of this Agreement and any legal provision, or their non-applicability to a given undertaking because of its specific nature, shall in no way affect the validity of the other provisions of the Agreement, which shall continue to apply in full.

13.13. Schedules

The Schedules referred to in, and attached to, this document are to be considered an integral part of this Agreement.

14. SIGNATURES

The following authorized representatives of each party execute this Agreement as of the Effective Date:

For the Supplier   TARGETEK CO., LTD.

Signature	:	/s/ Lee, Wen-Hui

Name	:	Lee, Wen-Hui

Position	:	General Manager

Date of Signing:	:	Oct. 20, 2007

For Welocalize

Signature	:	/s/ Olga Blasco

Name	:	Olga Blasco

Position	:	Director, Global Language Services

Date of Signing	:

SCHEDULE A -TASKS INCLUDED IN WORD/PAGE RATES

A.1. Word Rates

A.1.1 Project tasks included in word rates

(Tasks in italics apply to agencies or freelance networks, but not to individual freelancers)

Included in all word rates (if not stated otherwise):

•	Review handoff from Welocalize and raise queries if anything is missing or unclear within 24 hours or as soon as possible thereafter
•	Review and ensure adherence to style guides, glossaries, reference materials, and instructions
•	Project coordination and resource management
•	Query management: submit timely queries to appointed Welocalize or client contact and implement answers globally throughout the files
•	Interface with appointed contact regarding language issues
•	Implement feedback from Welocalize Language Quality Assurance (LQA) and provide feedback on LQA results
•	Replace software terms in documentation and help, whenever they are kept in the source language until the software is frozen
•	Implement one round of customer review comments
•
Run simple verification tool(s), for example, tag checker to ensure integrity of tags in translated files, spell checker to ensure absence of spelling mistakes, consistency checker to ensure consistent use of terminology, and others

•	Clean translated files (if a tool such as Trados is used) and verify integrity of tags
•	Create MIF or simple PDF for language quality assurance purposes (this does not include any DTP formatting work)
•	Delivery by email, FTP, collaboration portal or regular mail
•	Deliverables: clean files, unclean files, up-to-date translation memory (or export), log files, hardcopy (as requested), handoff checklists and/or any reports created by mentioned verification tool(s)

A.l.2. Full word rates include:

•	Translating the source text in translation memory tool, word processor or software localization tool
•	Checking software references in documentation and help against glossary or running software
•	Ensuring consistency with legacy translations (if applicable)
•
Editing of target text, i.e., comparing the translation to the source text and checking it for accuracy, use of correct terminology and country standards, adherence to specifications, adherence to style guides (if available), consistency, and use of correct spelling, grammar, and punctuation. This step should be performed by a person other than the original translator unless agreed otherwise with Welocalize in writing.

•	Implementing corrections into the translated files
•	Verifying that all corrections have been implemented

A.1.3. Percentage rates for review of 100% matches include: *

•	Comparing the translation to the source text and checking it for spelling, grammar, punctuation, adherence to specifications and consistency

A.1.4. Percentage rates for fuzzy matches include: *

•	Modifying leveraged translations as needed
•
Editing of target text, i.e., comparing the translation to the source text and checking it for accuracy, use of correct terminology, adherence to specifications, adherence to style guides (if available), consistency, and use of correct spelling, grammar, and punctuation. This step should be performed by a person other than the original translator unless agreed otherwise with Welocalize in writing.

•	Implementing corrections into the translated files
•	Verifying that all corrections have been implemented

A.1.5. Examples of tasks not Included in word rates:

•	Glossary translation
•	DTP-related tasks other than preserving original layout settings
•	Engineering tasks other than preserving integrity of links and original layout
•	Graphics editing
•	Dialog box resizing **
•	Hotkey duplication check **
•	Software In-Context Validation, i.e. verifying translated software after compilation **
•	Final QA of documentation after DTP and art linking ***
•	Implementing spelling reforms (e.g. convert legacy translations to new German spelling)
•	Implementing changes of UI terms, glossaries and style guides into finalized translation
•	Delivery by courier (unless necessary because of late delivery)

* Welocalize reserves the right to renegotiate discount percentages for Trados categories on a project-by-project basis; however, this should always be clarified prior to project start.

** For some accounts, word rates may be negotiated to include these activities. This should always be clarified prior to project start.

*** In some cases, the agreed word rates include the final Documentation QA after the DTP step. This should always be clarified prior to project start.

A.2. DTP Page Rates

A.2.1. Project tasks included in DTP page rates

(Tasks in italics apply to agencies or freelance networks, but not to individual freelancers)

Included in per-page rates:

Infrastructure:
•	Provide required hardware and software

Preparation:
•	Review handoff from Welocalize and raise queries if anything is missing or not clear
•	Install necessary applications for the project
•	Install necessary fonts for the project
•	Install correct printer driver for the project
•	Produce a hardcopy of the original source files if this has not been provided

Production:
•	Apply appropriate language templates, i.e. import paragraph and other styles from either the original or previously localized document
•	Ensure the components of the page layout match the paragraph and character styles, look and size of the original source document

•	Adjust page and line breaks; apply copy fit, if so directed
•	Link or embed localized graphics into the localized document, size graphics
•	Check that all callouts within and around graphics are visible and complete, and that callout lines point to the correct positions
•	Check for correct punctuation
•	Check the headers and footers for correct information/format and page numbers
•	Generate lists (Table of Contents, Index, List of figures and tables, etc...), ensure the styles and entries are correct, and all ranges are linked
•	Link and check cross-references to the correct paragraphs
•	Check that variables are represented correctly and in the target language
•	Adjust part numbers, publication dates, etc. as directed
•	Ensure no languages are mixed in the content
•	Ensure no source language remains in the target language unless otherwise directed

Quality Assurance:
•	Put QA workflow in place before commencing a project (the Supplier should never expect or depend on Welocalize to carry out a final QA)
•
Review process which involves comparing a hard copy of the formatted localized files to a hard copy of the original source files, as well as on-screen review of cross-references and links. This step should involve a person other than the original DTP operator.

•	Query management: submit timely queries to Welocalize or client validator and implement answers
•	Complete checklist or signoff sheet as directed
•	Delivery of flat PDF file for review
•	Implement of Welocalize QA results and/or provide feedback on QA results
•	Implement of one round of client validation comments
•	Delivery by email, FTP, collaboration portal or regular mail, according to instructions provided

A.2.2. Not included in per page rates

Activities not listed above are not included in the per-page rates and may be charged by resource on an hourly basis. For example:
•	Creation of template or style sheet
•	Implementation of linguistic corrections
•	Creation and QA of PDFs with links or PostScript *
•	Graphics editing
•	Creation of screen capture
•	Creation of film output
•	Ensure all changes received during the course of the project to date have been entered
•	Conversion, e.g. in S-Tagger or from word processing to publishing file format *

A.2.3 Distinction between standard and complex DTP

To be confirmed at the start of each project, based on following guidelines:

•	According to application used: typically (but not always), formatting in Word and FrameMaker is standard DTP; formatting in Quark Xpress, InDesign, PageMaker or Interleaf is complex DTP.
•	According to tasks: typically, standard DTP applies when formatting from the source files has been preserved but needs to be tidied up; complex DTP applies when formatting is done from scratch.

* For some resources or accounts, page rates may be negotiated to include these activities. This only applies if stated explicitly. For example, some DTP resources have specific page rates for PostScript and/or PDF creation, whereas others may include this in the DTP page rates.

SCHEDULE B - LANGUAGE QUALITY CRITERIA

Welocalize reserves the right to request a written copy of the Supplier's Quality Assurance Process.

The standard quality evaluation applied on translation work, called Language Quality Assessment (LQA), consists of an objective error count based on a sample of the total work. The LQA process currently applies a number of error criteria, severity levels and metrics. As quality requirements evolve and new quality methodologies are developed, Welocalize reserves the right, at its sole discretion, to determine which level of quality assessment and which error threshold will be applied to the work delivered by the Supplier.

The definitions of the error categories are:

• Accuracy - Errors of the Accuracy category indicate translation errors. They are normally detected by comparing the source and target texts.

• Language - Errors of the Language category indicate language errors. Usually, these are deviations from generally accepted language conventions such as punctuation, spelling, or grammar.

• Terminology - Errors of the Terminology category indicate compliance errors. Usually, these are deviations from an approved translation glossary or industry-specific term usage.

• Style - Errors of the Style category indicate compliance errors or poor readability of the target language due to register and tone. Usually, these are deviations from an approved style guide or from the general style required by the text.

• Country - Errors of the Country category indicate localization errors, i.e. the translation is not appropriate for the target culture or market or does not conform to the localization standards in use in the target country.

• Functional - Errors of the Functional category usually indicate technical, non-language-related errors as a direct result of the translation process such as deletion or misplacement of tags, links or codes.

The definitions of error severity levels are:

• Major errors - Major errors are blatant and severe errors that jeopardize, invert or distort the meaning of a translation. Major errors are severe failures in accuracy, compliance, or language. Examples include:

•	Any statement that can be potentially offensive
•	Errors that endanger the integrity of data or the health/safety of users
•	Errors that modify or misrepresent the functionality of the device or product
•	Errors that clearly show that the client's and/or Welocalize's instructions haven't been followed
•	Errors that appear in a High Visibility Portion and/or is numerously repeated
•	Grammar or syntax errors that are gross violations of generally accepted language conventions

• Minor errors - Minor errors are all errors that do not fall in the major error category as defined above or are merely preferential changes. Examples include:

•	Accuracy errors that result in a slight change in meaning
•	Small errors that would not confuse or mislead a user but could be noticed
•	Formatting errors not resulting in a loss of meaning, e.g. wrong use of bold or italics
•	Wrong use of punctuation or capitalization not resulting in a loss of meaning
•	Generic error to indicate generally inadequate style (e.g. literal translation, "stilted" style, etc.)
•	Grammar or syntax errors that are minor violations of generally accepted language conventions
•	Typos and misspellings that do not result in a loss of meaning

As the LQA process is based on a sample of the translation, it is possible that the LQA result is not representative of the overall quality of the translation. Therefore even if an LQA result or any other QA check meets expectations, it cannot automatically be considered as an acceptance of the work by Welocalize.

SCHEDULE C - SCALE OF PENALTIES

Late Delivery Penalties
12-24 Hour Delivery Delay	5% reduction in total PO value
25-48 Hour Delivery Delay	10% reduction in total PO value
49-72 Hour Delivery Delay	15% reduction in total PO value
73 Hours Delivery Delay or More	Welocalize reserves the right, in its sole discretion, to re-assign the work to another Supplier and void the PO.

Service Quality Penalties
Scenario One
•      Work delivered by Supplier does not meet quality expectations as defined in Sections 3.1, 7.1 and Schedule B
•      Supplier is deemed capable and available to remediate non-compliance in the required time frame

•      Immediate re-work at the Supplier's expense and re-delivery of corrected work to Welocalize
•      5% reduction in total PO value
•      If re-work still renders non-compliance, Welocalize reserves the right, in its sole discretion, to void the PO

Scenario Two
•      Work delivered by Supplier does not meet quality expectations as defined in Sections 3.1, 7.1 and Schedule B
•      Supplier is deemed capable but unavailable to remediate non-compliance in the required time frame

• 15% reduction in total PO value
Scenario Three
• Work delivered by Supplier does not meet quality expectations as defined in Sections 3.1, 7.1 and Schedule B • Supplier is deemed incapable of remediating non-compliance in the required time frame	• Welocalize reserves the right, in its sole discretion, to void the PO

CONFIDENTIAL AND PROPRIETARY
Welocalize, Inc

MUTUAL NON-DISCLOSURE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT (the "Agreement"), is made this 19th day of December, 2007 by and between Welocalize, Inc., a Delaware Corporation ("Welocalize"), and Targetek Co., Ltd. ("Supplier").

WHEREAS, the Supplier will provide certain specialized services to include software development, translation, localization and globalization consulting (the "Services") for customers of Welocalize (each, a "Customer Company") or for Welocalize and,

WHEREAS, the Supplier will need to have access to certain proprietary technology and materials (including methodologies, translation memory databases, software programs and source code, identification names and passwords, documentation and/or marketing materials or other business information) in order to evaluate its strategy for delivering the Services and for actually delivering the Services; and,

WHEREAS, the Supplier and Welocalize consider such documents, identification names and passwords, records, translation memory databases and information pertaining to products confidential and do not want them disclosed to third parties;

NOW, THEREFORE IN CONSIDERATION of the mutual covenants and conditions herein contained, the parties agree as follows:

1.  OBLIGATION NOT TO USE OR DISCLOSE

Both parties agree to keep confidential all information concerning the other party's business or its ideas, products, customers or services that could be considered to be "Confidential Information," as such term is defined herein.

The receiving party will not, during or subsequent to the term of this Agreement, use the Confidential Information for any purpose whatsoever other than the performance of the Services for the benefit of Welocalize, or disclose Confidential Information to any third party other than its employees or subcontractors who have a need to have access to and knowledge of the Confidential Information solely in connection with the performance of Services hereunder.

Prior to disclosure, the receiving party shall have entered into non-disclosure agreements with such employees and subcontractors having obligations of confidentiality as strict as those contained in this Section, to ensure against unauthorized use or disclosure of Confidential Information.

2.  DEFINITION OF CONFIDENTIAL INFORMATION

"Confidential Information" shall be deemed to include any technology, proprietary information, technical data, trade secrets and/or know-how, including, without limitation, research, product plans, products, services, customers, customer lists, pricing, revenue, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, methodologies, translation memory databases, software programs and source code including those licensed by Welocalize and made available to Supplier for the purpose of facilitating Supplier's performance of services for Welocalize's or its customers' benefit, identification names and passwords, documentation, proprietary information belonging to third-party Welocalize customers or licensors, and/or marketing, finances or other business information, disclosed by the disclosing party either directly or indirectly in writing, orally, electronically, or by drawings or inspection of parts or equipment, including but not limited to any work product delivered hereunder, and other such information which, by its nature, is normally understood to be confidential.

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CONFIDENTIAL AND PROPRIETARY
Welocalize, Inc

3.  EXCLUSIONS

The obligations described in Section 1 shall not extend to the following:

•	Confidential Information which at the time of disclosure is in the public domain
•
Confidential Information which after generation or disclosure is published or otherwise becomes part of the public domain through no fault of the receiving party (but only after and to the extent that it is published or otherwise becomes part of the public domain)

•
Confidential Information which either party can show was in its possession at the time of generation or disclosure and was not acquired, directly or indirectly, from the other party or from a third party under an obligation of confidence

•
Confidential Information which was received after the time of generation or disclosure hereunder, from a third party who did not require that party to hold it in confidence and who did not acquire it, directly or indirectly, from the other party under an obligation of confidence; and

•	Confidential Information which the receiving party can show was developed independently without benefit of, or being based on, information generated hereunder or made available by the other party

4. STANDARD OF CARE

Each party shall exercise at least such care in protection of the confidential information of the other as they exercise in the protection of Confidential Information of their own, but in no event shall such party exercise less than reasonable care in doing so.

It is the Supplier's responsibility to notify Welocalize if and when an employee with access to their identification names and passwords leaves the company. Welocalize will reset the password upon notification.

5. ACTS OF EMPLOYEES, FT AL.

Each party shall be responsible for the acts or failures to act of its respective employees, including in Supplier's case, any ex-employee possessed of identification names and passwords as contemplated by Section 4 above,

6. RETURN OF CONFIDENTIAL INFORMATION

Upon the expiration or termination of this Agreement or upon the earlier demand of the other party, each party agrees to return to the other all of the documents, software source code, translation memory databases (TMs), discs, files, printed materials and other Confidential Information provided hereunder, and all copies thereof.

7. RIGHT TO DISCLOSE; NO LICENSE

Each party warrants to the other that it has the unqualified right to disclose to each other the Confidential Information disclosed hereunder. All such Confidential Information will remain the property of the disclosing party and the receiving party will not acquire any rights to that confidential information. No license or other rights in and to Confidential Information is granted hereunder and neither of the parties hereto is under any obligation to enter into any business/technical arrangement or agreement with the other party by virtue of this Agreement or any disclosure hereunder, or in fact to make any disclosure hereunder. In particular, this Agreement does not grant any right or license, express or implied, to use Confidential Information except as permitted by this Agreement, nor any right to license, express or implied, under any patent, nor any right to purchase, distribute or sell any product.

8. CLIENT CONTACT

Except where expressly authorized by Welocalize, the Supplier shall not contact any client for whom it is performing work through Welocalize.

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CONFIDENTIAL AND PROPRIETARY
Welocalize, Inc

9. NOTIFICATION OF PARTNER OWNERSHIP CHANGE. In the event of a change in ownership of the Supplier pursuant to which the group of equity owners possessing a majority of the equity interests of the company immediately prior to the change, fails to possess a majority after the change, the Supplier shall immediately notify Welocalize in writing about the change. This applies regardless of context and regardless of the corporate form of Supplier — e.g., it applies to partnerships, acquisitions, mergers and/or the bringing in of new investors, etc.

10. ASSIGNMENT. Neither party shall assign this Agreement (directly, indirectly, or by operation of law as the result of a merger, sale of equity interest or otherwise) without the other party's consent, and any attempt to do so shall be void. Notwithstanding the foregoing, however, a party shall have the right to assign this Agreement to an affiliate, provided the affiliate agrees in writing to be bound by the terms of this Agreement, and provided that such assignment shall not release the assigning party from its obligations hereunder.

11. NON-HIRING. During any period in which this Agreement is effective, and for twelve (12) months thereafter, neither party will solicit any employee of the other party for the purposes of offering employment. Each party shall promptly notify the other of any communications with any personnel regarding employment.

12. NON-SOLICITATION. During the term of this Agreement and for twelve (12) months thereafter, the Supplier agrees that it will not directly or indirectly approach any Customer Company for whom it is providing Services with the intention of providing such Services, or similar services, directly to the Customer Company. All communication on projects and on the Services will be through Welocalize project manager unless otherwise authorized by Welocalize in writing. The Supplier will promptly notify Welocalize if the Supplier is approached directly or indirectly by the Customer Company to perform the work for which it has been engaged by Welocalize to perform for Customer Company, or by a competitor of Welocalize to perform the work for which it has been engaged by Welocalize to perform for Customer Company. This restriction does not apply with respect to any service engagement between the Supplier (either directly or through other MLVs) to a Customer Company in effect prior to the date of this Agreement.

13. PARTNER COMPLIANCE WITH LAWS. The Supplier shall not take any action, or fail to warn Welocalize not to take any action when Supplier is possessed of advance knowledge of Welocalize's intended action, where such action or failure to warn may cause Welocalize to be in violation of any law in any jurisdiction in any service area, or the U.S., Including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 as amended, the U.S. Export Control Laws and the U.S. Anti-Boycott laws.

14. INDEMNIFICATION; EQUITABLE RELIEF. The Supplier shall reimburse and indemnify Welocalize for any losses or damages incurred by it as a result of any breach by the Supplier of this Agreement. The Supplier acknowledges that monetary damages may not be an adequate remedy for a breach of this agreement by the Supplier and, consequently, that an injunction and/or other appropriate equitable relief may be obtained to remedy a breach or threatened breach hereof.

15. TERM. This Agreement commences on the Effective Date for an initial period of one year and shall automatically renew on each anniversary of the Effective Date for successive one-year periods, unless neither party has disclosed any Confidential Information to the other party within the prior six (6) months. Notwithstanding the foregoing, the obligations of confidentiality set forth in this Agreement shall survive expiration of the Agreement for a period equal to the longer of (a) three (3) years following the last disclosure of Confidential Information made hereunder or, (b) if the Confidential Information constitutes a trade secret under applicable law, for such time as it remains a trade secret. Nothing in this Agreement shall be construed so as to require either party to disclose any particular Confidential Information to the other.

16. CHOICE OF LAW. This Agreement shall be governed in accordance with the laws of the State of Maryland, United States of America, excluding principles of conflict of laws. Each party agrees and consents to venue and jurisdiction in connection with any action arising hereunder, or in connection herewith, solely within the state courts sitting in Frederick County or Montgomery County, Maryland or, if a federal action, the federal District Court for the District of Maryland, in each case at the option of Welocalize.

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CONFIDENTIAL AND PROPRIETARY
Welocalize, Inc

17. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties hereto and supersedes and cancels any prior agreements or communications, whether oral or written, between the Parties hereto relating to the subject matter hereof. This Agreement may not be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed to be one and the same instrument.

IN WITNESS HEREOF, the parties hereto by their duly authorized representatives have executed this Agreement as of the date first written above.

Date: __09/10/07__	Date: __12/19/07__

Accepted by:	Accepted by:
Welocalize Inc.	Targetek Co., Ltd.
(Company Name)	(Company Name)

/s/ Olga Blasco	/s/ Wen-Hui Lee
(Signature)	(Signature)
Olga Blasco	Lee, Wen-Hui
(Name)	(Name Printed)
Director, Global Language Services	Approved Contract Officer
(Title)	(Title)
52-2212421
(Federal ID#)	(Federal ID# or Tax ID)
241 East 4th Street. Suite 207	11F, No. 216, Sec. 2,
Frederick. Maryland 21701	Nanjina E. Rd., Taipei 10489. Taiwan
(Address)	(Address)

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